Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 6, 2011, relating to the consolidated financial statements of GeoMet, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in 2009 of the accounting for natural gas reserves), appearing in the Annual Report on Form 10-K of GeoMet, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement

/s/ DELOITTE & TOUCHE LLP

Houston, TX May 6, 2011